September 17, 2007 09:00 AM Eastern Daylight Time

Robert M. Budd, President and CEO of Next Inc., Talks to The Wall Street Transcript

NEW YORK--(BUSINESS WIRE)--The Wall Street Transcript has published an in-depth interview with Robert M. Budd, President and CEO of Next Inc. (OTCBB:NXTI) in which he talks at length about the Company.

The entire 2,500 word interview is available free online at http://www.twst.com/ceos.htm

Next Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed imprinted sportswear primarily through major college and university, motor sports and other major key licensing agreements and the Company's own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed products and imprinted sportswear industries.

When asked about the company’s growth Mr. Budd stated “We are profitable, experienced, have a track record of success and the infrastructure in place to grow revenue significantly. Growth for the sake of top-line growth just does not make sense. We need to build our business by identifying areas of opportunity where we can leverage our existing distribution channels while at the same time looking for opportunities to diversify — all of which need to be done profitably.”

Regarding the strategy going forward Mr. Budd stated, “I think we have the staff and infrastructure to be able to accommodate about $50 million in revenue versus the $26 million we did last year. The gross margins on the next $34 million in annual revenue will largely go straight to the bottom line, so our profits should grow dramatically as revenue increases.“

The Wall Street Transcript does not endorse the views of any interviewees nor does it make stock recommendations. For subscription information call 800/246-7673.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements